Exhibit 1

CEMEX ANNOUNCES PRICING

OF U.S.$1.5 BILLION OF 5.750% SENIOR NOTES DUE 2036

MONTERREY, MEXICO. JUNE 2, 2026 — Cemex, S.A.B. de C.V. (“Cemex”) (NYSE: CX) announced today the pricing of U.S.$1.5 billion of its 5.750% Senior Notes due 2036 (the “Notes”). The Notes will be guaranteed by Cemex’s subsidiary, Cemex Corp.

The Notes will bear interest semi-annually at an annual rate of 5.750% and mature on June 5, 2036. The Notes will be issued at a price of 99.572% of face value. The date of issuance of the Notes is scheduled to occur on June 5, 2026, subject to satisfaction of customary closing conditions.

Cemex intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include the repayment of indebtedness and other financial obligations (including repayment of all or a portion of the outstanding borrowings under certain of Cemex’s credit agreements).

This press release is neither an offer to purchase nor a solicitation of an offer to sell or buy any securities of Cemex in any transaction.

Cemex is making the offer pursuant to an effective shelf registration statement on Form F-3 previously filed with the Securities and Exchange Commission (the “SEC”). The offering and sale of the Notes and the guarantee are being made only by means of a prospectus supplement and an accompanying prospectus related to the offering. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from BofA Securities, Inc. at +1 800 294 1322; Citigroup Global Markets Inc. at +1 800 831-9146; Credit Agricole Securities (USA) Inc. at +1 866 807 6030; J.P. Morgan Securities LLC at +1 212 834 4533; Mizuho Securities USA LLC at +1 866 271 7403; and SMBC Nikko Securities America, Inc. at +1 888 868 6856.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES), AND MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO.

The Notes to which this press release relates are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. Any offer of Notes in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. This press release is not a prospectus for the purpose of the Prospectus Regulation.

The Notes to which this press release relates are not intended to be offered, sold, distributed, or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) the expression “retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1)

of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”); and (b) the expression “offer” includes the press release in any form and by any means of sufficient information on the terms of any offer and any debt securities to be offered so as to enable an investor to decide to buy or subscribe for the debt securities. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024. Any offer of the Notes in the UK will be made pursuant to one of the exemptions specified in Part 1 of Schedule 1 of the POATRs. The Notes will not be “admitted to trading” on a “regulated market” in the UK within the meaning of Section 1.4.1R of the UK FCA’s PRM sourcebook and, accordingly, no document will be required to be published as a prospectus as approved by the FCA in accordance with the PRM. This press release is not a prospectus for the purpose of the PRM or the POATRs.

Contact information

Analyst and Investor Relations

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

#####

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Cemex intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These forward-looking statements reflect Cemex’s current expectations and projections about future events based on Cemex’s knowledge of present facts and circumstances and assumptions about future events, as well as Cemex’s current plans based on such facts and circumstances, unless otherwise indicated. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Cemex’s expectations, including, among others, risks, uncertainties, and assumptions discussed in Cemex’s most recent annual report and detailed from time to time in Cemex’s other filings with the U.S. Securities and Exchange Commission, the CNBV and the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), which factors are incorporated herein by reference, which if materialized could ultimately lead to Cemex’s expectations and/or expected results not producing the expected benefits and/or results. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. These factors may be revised or supplemented, and the information contained in this press release is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct this press release or revise any forward-looking statement contained herein, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice. Cemex is not responsible for any third-party information referenced in this press release.

2